Exhibit 99

NEWS	National Fuel
[graphic omitted]	6363 MAIN STREET/WILLIAMSVILLE, NY 14221/ TEL 800-634-5440 www.nationalfuelgas.com

RELEASE DATE: January 23, 2006

FOR ADDITIONAL INFORMATION PLEASE CALL Julie Coppola Cox (716) 857-7079

National Fuel Announces Management Changes:
David F. Smith Named Parent Company’s President and Chief Operating Officer
Ronald J. Tanski Named President of the Utility

(January 23, 2006) Williamsville, New York: National Fuel Gas Company (NYSE: NFG) announces the following management changes, all to be effective February 1, 2006. National Fuel Gas Company (“National Fuel”) is an integrated energy company with more than $3 billion of assets spread across five principal segments. The largest of those segments are: Exploration and Production (Seneca Resources Corporation), Pipeline and Storage (National Fuel Gas Supply Corporation and Empire State Pipeline) and Utility (National Fuel Gas Distribution Corporation).

        David F. Smith has been named President and Chief Operating Officer of National Fuel Gas Company. Smith will continue to serve as President of National Fuel Gas Supply Corporation and Empire State Pipeline. Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel Gas Company, commented: “The appointment of Dave Smith as President and Chief Operating Officer of National Fuel Gas Company represents a new feature in the Company’s management structure. This new position has been designed to allow Dave to focus on the overall operations of the Company as we continue to pursue opportunities for growth. Dave has played a key role in ensuring the ongoing success and profitability of our regulated businesses throughout his nearly three-decades-long career. In his new position, he will be able to apply these skills to all of our businesses.”

        Philip C. Ackerman remains Chairman and Chief Executive Officer of National Fuel Gas Company.

        Ronald J. Tanski will become President of National Fuel Gas Distribution Corporation, the Utility segment of National Fuel Gas Company. Tanski will continue to serve as Treasurer and Principal Financial Officer of National Fuel Gas Company. “With more than 20 years experience in virtually every facet of the National Fuel Gas Company system, Ron’s experience, combined with his commitment to provide our customers with safe and reliable natural gas service, positions him well to bring continued success to the Utility segment, even as it faces the challenges of today’s environment of sustained high energy prices,” Ackerman said.

        After 41 years of service in a variety of positions, Dennis J. Seeley has announced his retirement as President of National Fuel Gas Distribution Corporation. “We are grateful to Dennis for his many years of dedicated service to National Fuel’s customers and shareholders. His tenure is one that witnessed enormous changes in the energy industry and Dennis’ leadership and accomplishments were integral to the Company’s ability to transition and grow during those years. We wish him and his family the very best as he begins this new phase of his life,” Ackerman said.

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January 23, 2006

        Ackerman added: “I am pleased to announce these management changes which are consistent with our longstanding commitment to provide both leadership and exceptional talent at all levels of our organization.”

      About David F. Smith

        Smith joined the Company in 1978 and has served as President of National Fuel Gas Supply Corporation and Empire State Pipeline since 2005. He served as President of National Fuel Resources, Inc., from 1991 to 1995 and, in 1999, was named President of National Fuel Gas Distribution Corporation. Smith is a 1974 graduate of the State University of New York at Fredonia with a Bachelor of the Arts degree in Political Science. He also received a Juris Doctorate in 1978 from the State University of New York at Buffalo School of Law. Smith serves on the following Boards: Amherst Chamber of Commerce, Western New York Public Broadcasting Association, Buffalo Niagara Enterprise (Chairman-Elect), Buffalo Niagara Partnership, Arts in Education, Northeast Gas Association (Vice Chairman), Interstate Natural Gas Association of America (INGAA), INGAA Foundation and American Gas Foundation. He is also a member of the Leadership Council of the American Gas Association, the Dean’s Advisory Council of the University of Buffalo Law School, and the New York State and Erie County Bar Associations. Smith lives in Clarence, New York.

      About Ronald J. Tanski

        Tanski joined National Fuel in 1979 and has served in a variety of positions in both the Company’s regulated and non-regulated businesses. He was named Controller of the Company’s public utility in 1997 and was elected Controller of the parent Company in 2003. In 2004, he was named Treasurer and Principal Financial Officer of the Company and became responsible for the Company’s investor relations, tax, finance and forecasting functions. His experience also includes high-level management positions at Seneca Resources Corporation in Houston, Texas, the Company’s non-regulated exploration and production subsidiary; Empire Exploration, Inc., the Company’s Appalachian exploration subsidiary whose operations were merged with Seneca Resources in 1994; and Horizon Energy Development, Inc. Tanski earned an MBA and a law degree from the State University of New York at Buffalo and has served on the Board of Directors of the Western New York/Northwestern Pennsylvania chapter of the National Multiple Sclerosis Society and is a member of the Council on Accountancy at Canisius College, and the Texas State and Erie County Bar Associations. Tanski lives in Tonawanda, New York.

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        National Fuel is an integrated energy company with $3.7 billion in assets comprising five principal operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about the Company is available at http://www.nationalfuelgas.com or through its investor information service at 1 (800) 334-2188.

Analyst Contact: Margaret Suto (716) 857-6987
Media Contact: Julie Coppola Cox (716) 857-7079